Exhibit 99.1

Cellectar Announces Expansion of Ongoing Collaboration Agreement with IntoCell Inc.

Preclinical Data Supports Further Development of Multiple Novel Phospholipid Drug Conjugates (PDCs)

FLORHAM PARK, N.J., July 13, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of drugs for the treatment of cancer, today announced that it has expanded its ongoing collaboration with IntoCell Inc., a biotechnology company based in South Korea.

The parties have been collaborating on combining IntoCell’s validated novel Ortho-Hydroxy Protected Aryl Sulfate (OHPAS) linker chemistry with Cellectar’s validated novel targeting platform, phospholipid ethers (PLEs) to develop new PDCs. IntoCell’s platform significantly enhances the utility of traditional antibody drug conjugate linkers by customizing the entire linker to a specific project. The collaboration has exceeded the necessary preclinical results to warrant further development and the initiation of Investigational New Drug (IND) enabling studies with multiple payloads. Cellectar will have the right to globally develop and commercialize any OHPAS containing PDC.

“Since initiating our multi-target collaboration, Cellectar has been able to advance various PDC candidates which leverage the differentiated advantages of IntoCell’s technology,” said James Caruso, president and CEO of Cellectar. “Through this arrangement we are excited to broaden our research into next-generation targeted therapies and anticipate the development of additional candidates for Cellectar’s growing small molecule PDC pipeline”

“We have built a strong partnership with Cellectar through the multi-target PDC platform collaboration. Our partnership has validated the use of PLEs with our novel OHPAS linker platform technology and the competitive potential of these innovative PDCs. “This validation has led to the expansion of our collaboration, said Tae Kyo Park, Founder and CEO of IntoCell. We will continue to cooperate closely with Cellectar to accelerate the advancement of IntoCell-related PDC candidates into clinical trials.”

About IntoCell and the OHPAS linker

IntoCell is a Korea-based biotechnology company dedicated to the development and commercialisation of novel antibody drug conjugate (ADC) platform technologies comprising scaffold moiety, ligands, toxins, linkers and conjugation methods. IntoCell has developed a novel self-immolative Ortho-Hydroxy Protected Aryl Sulfate (OHPAS) linker that works with a wide variety of functional groups, triggering groups, and both phenolic and non-phenolic payloads. The resulting ADCs have proven to be highly stable in chemical and biological environments and have demonstrated excellent potencies in-vitro and in-vivo. IntoCell has also developed proprietary benzodiazepine dimers and modified duocarmycinoids that show high potency with improved safety in preclinical models. IntoCell has created an OHPAS Linker-toxin Library containing a variety of toxins that can be optimized for the fast delivery of a pre-clinical candidate in novel ADC programs.

Using its novel chemistries, IntoCell is developing a pipeline of proprietary ADCs that includes a B7-H3 programme which is demonstrating excellent preclinical data.

For more information, please visit http://www.intocell.co.kr

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes CLR 131, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of CLR 131, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for CLR 131, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com